Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 200	1331 Seventeenth Street, Suite 200
	Denver, CO 80202	Denver, CO 80202
	(303) 293-5563	(303) 675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2017 Annual and Fourth Quarter  Financial Results

•	Increased 2017 net income by $13.9 million to $38.6 million, an increase of 56.2% compared to the prior year
•	Expanded net interest margin to 3.77% for the year ended December 31, 2017, compared to 3.60% in 2016
•	Increased loans $217.2 million, or 8.7% during 2017, excluding $71.1 million in loans acquired in the acquisition of Castle Rock Bank Holding Company
•	Successfully completed the integration of Castle Rock Bank Holding Company during the fourth quarter 2017

DENVER,  January 24, 2018 - Guaranty Bancorp (Nasdaq: GBNK) (“we”, “our” or “the Company”), a community bank holding company based in Colorado, today announced fourth quarter 2017 net income of $8.6 million, or $0.30 per basic and diluted common share, compared to $7.4 million, or $0.27 per basic common share and $0.26 per diluted common share, in the fourth quarter 2016. Fourth quarter 2017 earnings per common share was impacted by $3.3 million in merger-related expenses and a $1.0 million deferred tax asset write-down due to the change in the statutory federal corporate tax rate under the Tax Cuts and Jobs Act of 2017. Operating earnings per diluted common share was $0.41 for the fourth quarter 2017, compared to $0.34 per diluted common share in the fourth quarter 2016. For the year ended December 31, 2017, net income was $38.6 million or $1.38 per basic common share and $1.36 per diluted common share, compared to $24.7 million, or $1.06 per basic common share and $1.05 per diluted common share, in 2016.

“We are proud of our fourth quarter and year end results,” said Paul W. Taylor, President and Chief Executive Officer of Guaranty Bancorp. “We had record net income of $38.6 million for the year, an increase of 56.2% compared to the prior year. This record income was fueled by balance sheet growth, an expanded net interest margin and improved profitability.  Our successful integration of Castle Rock Bank in the fourth quarter of 2017 has positioned us well in Douglas County, Colorado, one of the fastest growing counties in the country. Along with our growth, we continue to deliver improved profitability, demonstrated by the increase in our 2017 GAAP return on average assets to 1.12% compared to 0.93% in 2016 and an increase in our 2017 operating return on average assets to 1.25% compared to 1.09% in 2016.”

Taylor continued, “I am also pleased to announce that on January 16, 2018, we acquired the assets of Wagner Wealth Management and have integrated them into our wholly owned subsidiary, Private Capital Management LLC. As a result, Private Capital Management LLC now has over $1.1 billion in assets under management. This acquisition further strengthens our wealth management strategy and desire to offer comprehensive financial solutions to our customers.”

__________________________________________________________________

1  This press release contains certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. See the “Non-GAAP Financial Measures” section later in this press release for a definition of operating earnings and other non-GAAP measures.

Key Financial Measures

The following tables highlight our key financial measures for 2017 and 2016. Significant year-over-year improvement reflects solid organic growth and improved efficiencies, further enhanced by the successful integration of Home State Bancorp (Home State) and Castle Rock Bank Holding Company (Castle Rock) following each acquisition in September 2016 and October 2017, respectively.

Income Statement

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016

	(Dollars in thousands, except per share amounts)
Net income	$8,605	$10,054	$7,421	$38,624	$24,727
Operating earnings (1)	11,885	11,307	9,445	43,256	29,013
Earnings per common share - diluted	0.30	0.36	0.26	1.36	1.05
Earnings per common share - diluted - operating (1)	0.41	0.40	0.34	1.53	1.23
Return on average assets	0.95%	1.17%	0.88%	1.12%	0.93%
Return on average assets - operating (1)	1.31%	1.31%	1.13%	1.25%	1.09%
Return on average equity	8.59%	10.70%	8.41%	10.35%	9.35%
Return on average equity - operating (1)	11.86%	12.03%	10.70%	11.59%	10.97%
Net interest margin	3.77%	3.91%	3.58%	3.77%	3.60%
Efficiency ratio - tax equivalent (2)	49.79%	50.02%	55.13%	52.13%	57.46%
Average cost of interest-bearing liabilities
(including noninterest-bearing deposits)	0.44%	0.44%	0.40%	0.44%	0.40%
Average cost of deposits
(including noninterest-bearing deposits)	0.28%	0.27%	0.22%	0.26%	0.23%
________________________

(1) See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document.

(2) The efficiency ratio equals noninterest expense adjusted to exclude amortization of intangible assets, prepayment penalties on long-term debt, impairment of long-lived assets, litigation-related settlements and merger related expenses, divided by the sum of tax equivalent net interest income and tax equivalent noninterest income. To calculate tax equivalent net interest income and noninterest income, the interest earned on tax exempt loans and investment securities and the income earned on bank-owned life insurance have been adjusted to reflect the amount that would have been earned had these investments been subject to normal income taxation.

Balance Sheet

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
	(Dollars in thousands, except per share amounts)
Total investments	$614,312	$576,459	$569,812	$584,746	$590,856
Total loans, net of deferred fees and costs	2,807,388	2,661,866	2,578,472	2,570,750	2,519,138
Allowance for loan losses	(23,250)	(22,900)	(23,125)	(23,175)	(23,250)
Total assets	3,698,890	3,510,046	3,403,852	3,399,651	3,366,427
Total deposits	2,941,627	2,898,060	2,763,623	2,765,630	2,699,084
Book value per common share	13.86	13.21	12.94	12.64	12.44
Tangible book value per common share (1)	11.13	10.75	10.46	10.13	9.91
Equity ratio - GAAP	10.95%	10.69%	10.80%	10.56%	10.47%
Tangible common equity ratio (1)	8.99%	8.88%	8.91%	8.65%	8.52%
Total risk-based capital ratio	13.36%	13.50%	13.65%	13.44%	13.58%
________________________
(1) See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document.

Net Interest Income and Margin

The following tables present, for the periods indicated, average assets, liabilities and stockholders’ equity, as well as interest income from average interest-earning assets, interest expense from average interest-bearing liabilities and the resultant yields and costs expressed in percentages. Nonaccrual loans are included in the calculation of average loans and leases, while interest thereon is excluded from the computation of yield earned.

	Quarter Ended			Quarter Ended			Quarter Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost

	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Gross loans, net of deferred fees
and costs (1)(3)	$2,728,736	$31,404	4.57%	$2,593,667	$30,902	4.73%	$2,421,057	$27,043	4.44%
Investment securities (1)
Taxable	356,457	2,372	2.64%	339,671	2,221	2.59%	352,248	2,171	2.45%
Tax-exempt	222,312	1,220	2.18%	210,363	1,233	2.33%	204,555	1,224	2.38%
Bank Stocks (4)	19,951	279	5.55%	19,993	275	5.46%	16,923	234	5.50%
Other earning assets	16,206	65	1.59%	18,060	57	1.25%	98,920	128	0.51%
Total interest-earning assets	3,343,662	35,340	4.19%	3,181,754	34,688	4.33%	3,093,703	30,800	3.96%
Non-earning assets:
Cash and due from banks	23,879			35,426			36,494
Other assets	236,011			206,044			205,946
Total assets	$3,603,552			$3,423,224			$3,336,143

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand and NOW	$831,610	$351	0.17%	$850,670	$380	0.18%	$794,139	$345	0.17%
Money market	544,882	516	0.38%	493,433	459	0.37%	519,361	359	0.27%
Savings	198,513	56	0.11%	182,190	51	0.11%	162,363	46	0.11%
Time certificates of deposit	449,767	1,159	1.02%	420,102	1,049	0.99%	377,499	810	0.85%
Total interest-bearing deposits	2,024,772	2,082	0.41%	1,946,395	1,939	0.40%	1,853,362	1,560	0.33%
Borrowings:
Repurchase agreements	47,029	23	0.19%	33,958	16	0.19%	36,828	21	0.23%
Federal funds purchased	1	-	1.95%	1	-	1.46%	2	-	0.84%
Subordinated debentures	65,056	872	5.32%	65,035	868	5.30%	64,984	840	5.14%
Borrowings	95,052	569	2.37%	91,087	531	2.31%	98,148	557	2.26%
Total interest-bearing liabilities	2,231,910	3,546	0.63%	2,136,476	3,354	0.62%	2,053,324	2,978	0.58%
Noninterest bearing liabilities:
Demand deposits	958,934			898,262			909,523
Other liabilities	15,208			15,739			22,045
Total liabilities	3,206,052			3,050,477			2,984,892
Stockholders' Equity	397,500			372,747			351,251
Total liabilities and stockholders' equity	$3,603,552			$3,423,224			$3,336,143

Net interest income		$31,794			$31,334			$27,822
Net interest margin			3.77%			3.91%			3.58%
Net interest margin, fully tax
equivalent (2)			3.89%			4.02%			3.68%

(1) Yields on loans and securities have not been adjusted to a tax-equivalent basis.

(2) The tax-equivalent basis was computed by calculating the deemed interest on municipal bonds and tax-exempt loans that would have been earned on a fully taxable basis to yield the same after-tax income, net of the interest expense disallowance under Internal Revenue Code Sections 265 and 291, using a combined federal and state marginal tax rate of 38.01%.

(3) The loan average balances and rates include nonaccrual loans.

(4) Includes Bankers’ Bank of the West stock, Federal Reserve Bank stock, Federal Home Loan Bank stock and Pacific Coast Bankers’ Bank stock.

Net Interest Income and Margin (continued)

	Year Ended			Year Ended
	December 31, 2017			December 31, 2016
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost

	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Gross loans, net of deferred fees
and costs (1)(3)	$2,611,435	$118,674	4.54%	$2,024,804	$87,249	4.31%
Investment securities (1)
Taxable	352,989	9,264	2.62%	300,568	7,625	2.54%
Tax-exempt	209,224	4,933	2.36%	130,242	3,683	2.83%
Bank Stocks (4)	21,910	1,290	5.89%	18,897	1,063	5.63%
Other earning assets	10,782	141	1.31%	35,821	233	0.65%
Total interest-earning assets	3,206,340	134,302	4.19%	2,510,332	99,853	3.98%
Non-earning assets:
Cash and due from banks	32,364			28,896
Other assets	213,085			128,807
Total assets	$3,451,789			$2,668,035

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand and NOW	$816,017	$1,442	0.18%	$514,877	$702	0.14%
Money market	502,064	1,711	0.34%	438,100	1,181	0.27%
Savings	183,147	203	0.11%	155,236	173	0.11%
Time certificates of deposit	414,838	3,988	0.96%	310,961	2,803	0.90%
Total interest-bearing deposits	1,916,066	7,344	0.38%	1,419,174	4,859	0.34%
Borrowings:
Repurchase agreements	37,332	71	0.19%	25,221	52	0.21%
Federal funds purchased	1	-	1.58%	2	-	0.94%
Subordinated debentures	65,025	3,440	5.29%	43,691	2,005	4.59%
Borrowings	144,395	2,648	1.83%	188,380	2,549	1.35%
Total interest-bearing liabilities	2,162,819	13,503	0.62%	1,676,468	9,465	0.56%
Noninterest bearing liabilities:
Demand deposits	900,657			711,678
Other liabilities	15,080			15,415
Total liabilities	3,078,556			2,403,561
Stockholders' Equity	373,233			264,474
Total liabilities and stockholders' equity	$3,451,789			$2,668,035

Net interest income		$120,799			$90,388
Net interest margin			3.77%			3.60%
Net interest margin, fully tax
equivalent (2)			3.88%			3.69%

(1) Yields on loans and securities have not been adjusted to a tax-equivalent basis.

(2) The tax-equivalent basis was computed by calculating the deemed interest on municipal bonds and tax-exempt loans that would have been earned on a fully taxable basis to yield the same after-tax income, net of the interest expense disallowance under Internal Revenue Code Sections 265 and 291, using a combined federal and state marginal tax rate of 38.01%.

(3) The loan average balances and rates include nonaccrual loans.

(4) Includes Bankers’ Bank of the West stock, Federal Reserve Bank stock, Federal Home Loan Bank stock and Pacific Coast Bankers’ Bank stock.

Net Interest Income and Margin (continued)

Net interest income increased $4.0 million in the fourth quarter 2017, compared to the same quarter in 2016, and increased $0.5 million, compared to the third quarter 2017. The increase in net interest income was driven by an increase in average earning assets and the accretion of the discount on loans acquired in the Home State and Castle Rock transactions. Third quarter 2017 net interest income included a $0.9 million interest recovery on an impaired loan paid off during the quarter.

Net interest margin and loan yield were favorably impacted by the accretion of the discount on loans acquired in the Home State transaction in the third quarter 2016 and loans acquired in the Castle Rock transaction in the fourth quarter 2017. Accretion on acquired loans was $1.4 million in the fourth quarter 2017, compared to $1.0 million in the third quarter 2017, and $1.0 million in the fourth quarter 2016. Fourth quarter 2017 interest income included $0.9 million in accreted discount on loans paid off during the quarter.

For the year ended December 31, 2017, net interest income increased $30.4 million compared to the prior year, primarily due to a $696.0 million, or 27.7% increase in average earning assets, partially offset by a $486.4 million, or 29.0% increase in average interest bearing liabilities. Accretion of discount on acquired loans was $4.4 million during 2017, compared to $1.3 million in 2016. The Company acquired $445.5 million in loans and $769.7 million in deposits as a result of the September 2016 Home State transaction. The Company acquired $71.1 million in loans and $128.4 million in deposits as a result of the October 2017 Castle Rock transaction.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016

	(In thousands)
Noninterest income:
Deposit service and other fees	$3,546	$3,580	$3,405	$13,951	$10,447
Investment management and trust	1,523	1,478	1,563	6,005	5,452
Increase in cash surrender value of
life insurance	675	674	607	2,559	2,005
Gain (loss) on sale of securities	80	(86)	49	(6)	(73)
Gain on sale of SBA loans	285	143	401	1,256	873
Other	461	341	207	1,679	553
Total noninterest income	$6,570	$6,130	$6,232	$25,444	$19,257

Beginning late in the third quarter 2016, noninterest income was favorably impacted by the Home State transaction, affecting deposit service and other fees, debit card interchange fees, and investment management and trust income.

Noninterest income increased $0.3 million in the fourth quarter 2017, compared to the same quarter in 2016 and increased $0.4 million, compared to the third quarter 2017. The $0.3 million increase in noninterest income in the fourth quarter 2017, compared to the same quarter in 2016, was primarily due to an increase in interest rate swap fees. The $0.4 million increase in noninterest income in the fourth quarter 2017, compared to the third quarter 2017, was primarily due to a $0.2 million increase in interest rate swap fees and a $0.2 million increase in gain on sales of securities.

For the year ended December 31, 2017, noninterest income increased $6.2 million, or 32.1%, compared to the same period in 2016. In addition to the impact of the Home State transaction, gain on sales of SBA loans increased $0.4 million, bank-owned life insurance income increased $0.6 million, and interest rate swap fees increased $0.4 million for the year ended December 31, 2017, compared to the prior year. The Company also recorded a $0.3 million gain on sale of its $2.0 million credit card loan portfolio, included in other noninterest income in the table above, in the first quarter 2017.

On January 16, 2018, the Company subsidiary, Private Capital Management LLC, closed on its acquisition of the assets of Wagner Wealth Management, LLC, increasing its assets under management to over $1.1 billion on a pro-forma basis at

December 31, 2017. Including the assets under management in our trust division of the Bank, the Company’s total assets under management was over $1.4 billion on a pro-forma basis at December 31, 2017.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016

	(In thousands)
Noninterest expense:
Salaries and employee benefits	$11,853	$11,736	$12,654	$46,762	$40,946
Occupancy expense	1,724	1,714	1,834	6,664	5,887
Furniture and equipment	1,004	974	789	3,898	3,070
Amortization of intangible assets	776	672	689	2,745	1,557
Other real estate owned, net	-	(20)	4	174	31
Insurance and assessments	671	642	496	2,666	2,314
Professional fees	974	929	914	4,129	3,639
Impairment of long-lived assets	170	-	185	394	185
Other general and administrative	6,784	5,160	5,672	19,363	15,158
Total noninterest expense	$23,956	$21,807	$23,237	$86,795	$72,787

Noninterest expense increased $0.7 million for the fourth quarter 2017, compared to the same quarter in 2016, mostly due to a $0.3 million increase in merger-related expenses, described below, and a $0.5 million increase in employee incentive and bonus expense. Noninterest expense increased $2.1 million for the fourth quarter 2017, compared to the third quarter 2017, primarily due to the $3.0 million increase in merger-related expenses described below, partially offset by a $1.6 million settlement related to a commercial real estate matter incurred in the third quarter 2017, included in other general and administrative expense in the table above.

During the fourth quarter 2017, merger-related expenses related to the Castle Rock acquisition were $3.3 million and were included in other general and administrative expense. During the fourth quarter 2016, merger-related expenses for the Home State acquisition were $3.0 million, consisting of $0.5 million in salaries and employee benefits expense and $2.5 million in other general and administrative expense.

For the year ended December 31, 2017, noninterest expense increased $14.0 million, compared to the same period in 2016, primarily due to the overall growth of the Company, including the acquisition of Home State in September 2016 and the acquisition of Castle Rock in October 2017. Although noninterest expense increased in 2017 compared to 2016, noninterest expense as a percentage of average assets declined from 2.73% in 2016 to 2.51% in 2017.

The largest drivers of the $14.0 million increase in noninterest expense for the year ended December 31, 2017, compared to 2016, were a $5.8 million increase in salaries and employee benefits and a $4.2 million increase in other general and administrative expense. The increase in employee salary and benefits for the year ended December 31, 2017, compared to 2016, was primarily due to a $3.1 million increase in base salaries and a $1.6 million increase in employee benefit costs. Average full-time equivalent employees increased from 421 for the year ended December 31, 2016 to 496 for the year ended December 31, 2017, mostly due to the acquisition of Home State. The increase in other general and administrative expense for the year ended December 31, 2017 compared to 2016, was primarily due to a $1.6 million settlement of a litigation claim mentioned above, a $1.4 million increase in data processing expense, a $0.7 million increase in debit card interchange expense and a $0.4 million increase in communication expense.

Merger-related expenses for the year ended December 31, 2017 were $3.6 million, primarily related to the Castle Rock acquisition and included in other general and administrative expense. Merger-related expenses for the year ended December 31, 2016 were $6.3 million, related to the Home State acquisition and consisted of $1.9 million in salaries and employee benefits consisting of severance and retention payments, and $4.4 million in other general and administrative expense.

Tax Expense

In December 2017, the Tax Cuts and Jobs Act of 2017 was signed into law. This new tax law reduced the statutory federal corporate tax rate from 35.0% to 21.0%. The impact on the Company’s net deferred tax asset resulted in a tax write-down of $1.0 million and is expected to lower the Company’s effective tax rate to approximately 22% to 23% in 2018.

Balance Sheet

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
	(Dollars in thousands)
Total assets	$3,698,890	$3,510,046	$3,403,852	$3,399,651	$3,366,427
Average assets, quarter-to-date	3,603,552	3,423,224	3,404,109	3,374,153	3,336,143
Total loans, net of deferred fees and costs	2,807,388	2,661,866	2,578,472	2,570,750	2,519,138
Total deposits	2,941,627	2,898,060	2,763,623	2,765,630	2,699,084

Equity ratio - GAAP	10.95%	10.69%	10.80%	10.56%	10.47%
Tangible common equity ratio (1)	8.99%	8.88%	8.91%	8.65%	8.52%
________________________
(1) See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document.

The following table sets forth the amount of loans outstanding at the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
	(In thousands)
Loans held for sale	$1,725	$314	$887	$951	$4,129
Commercial and residential real estate	1,977,431	1,892,828	1,799,114	1,800,194	1,768,424
Construction	99,965	81,826	99,632	103,682	88,451
Commercial	523,355	499,936	490,771	482,318	461,666
Consumer	143,066	124,625	122,994	120,231	125,264
Other	61,982	62,277	64,920	63,369	71,265
Total gross loans	2,807,524	2,661,806	2,578,318	2,570,745	2,519,199
Deferred (fees) and costs	(136)	60	154	5	(61)
Loans, net	2,807,388	2,661,866	2,578,472	2,570,750	2,519,138
Less allowance for loan losses	(23,250)	(22,900)	(23,125)	(23,175)	(23,250)
Net loans	$2,784,138	$2,638,966	$2,555,347	$2,547,575	$2,495,888

The following table presents the quarterly changes in the Company’s loan balances at the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
	(In thousands)
Beginning balance	$2,661,806	$2,578,318	$2,570,745	$2,519,199	$2,412,650
New credit extended	186,969	192,774	132,420	139,185	232,499
Acquisition of Castle Rock Bank	71,052	-	-	-	-
Net existing credit advanced	77,307	59,275	73,298	111,821	142,448
Net pay-downs and maturities	(191,624)	(165,520)	(196,511)	(195,678)	(272,326)
Other	2,014	(3,041)	(1,634)	(3,782)	3,928
Gross loans	2,807,524	2,661,806	2,578,318	2,570,745	2,519,199
Deferred (fees) and costs	(136)	60	154	5	(61)
Loans, net	$2,807,388	$2,661,866	$2,578,472	$2,570,750	$2,519,138

Net change - loans outstanding	$145,522	$83,394	$7,722	$51,612	$106,139

During the fourth quarter 2017, loans net of deferred costs and fees increased $145.5 million, comprised of $264.3 million in new loans and advances on existing loans and $71.1 million in loans acquired in the Castle Rock transaction, partially offset by $191.6 million in net pay-downs and maturities during the quarter. In addition to contractual loan principal payments and maturities, the fourth quarter 2017 included $44.5 million in early payoffs related to our borrowers selling

Balance Sheet (continued)

their assets, $20.6 million in loan payoffs related to our strategic decision to not match certain financing terms offered by competitors, and $9.7 million in loan pay-downs related to fluctuations in loan balances to existing customers.

For the year ended December 31, 2017, loans net of deferred costs and fees increased by $288.3 million, or 11.4%, primarily due to a 13.1% increase in commercial loans and an 11.8% increase in commercial and residential real estate loans.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
	(In thousands)
Noninterest-bearing demand	$939,550	$924,361	$876,043	$868,189	$916,632
Interest-bearing demand and NOW	813,882	866,309	811,639	821,518	767,523
Money market	527,621	502,400	475,656	489,921	484,664
Savings	201,687	183,366	183,200	178,157	164,478
Time	458,887	421,624	417,085	407,845	365,787
Total deposits	$2,941,627	$2,898,060	$2,763,623	$2,765,630	$2,699,084

At December 31, 2017, deposits increased $242.5 million compared to December 31, 2016. The year-over-year increase in deposits was attributable to organic growth and $128.4 million in deposits acquired in the October 27, 2017 Castle Rock transaction. During the fourth quarter 2017, average deposits increased $139.0 million compared to the third quarter 2017. During the fourth quarter 2017, the balances of several of our large commercial deposit customers decreased due to normal cash flow fluctuations. At December 31, 2017, noninterest-bearing deposits as a percentage of total deposits were 31.9%, compared to 31.9% at September 30, 2017 and 34.0% at December 31, 2016.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and the Bank as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at December 31, 2017	Ratio at December 31, 2016	Minimum Requirement for “Adequately Capitalized” Institution plus fully phased in Capital Conservation Buffer	Minimum Requirement for "Well-Capitalized" Institution
Common Equity Tier 1 Risk-Based Capital Ratio
Consolidated	10.57%	10.46%	7.00%	N/A
Guaranty Bank and Trust Company	12.29%	12.43%	7.00%	6.50%

Tier 1 Risk-Based Capital Ratio
Consolidated	11.36%	11.34%	8.50%	N/A
Guaranty Bank and Trust Company	12.29%	12.43%	8.50%	8.00%

Total Risk-Based Capital Ratio
Consolidated	13.36%	13.58%	10.50%	N/A
Guaranty Bank and Trust Company	13.03%	13.26%	10.50%	10.00%

Leverage Ratio
Consolidated	10.21%	9.81%	4.00%	N/A
Guaranty Bank and Trust Company	11.05%	10.76%	4.00%	5.00%

At December 31, 2017, all of our regulatory capital ratios remained well above minimum requirements for a “well-capitalized” institution. Our consolidated total risk-based capital ratio decreased compared to December 31, 2016, primarily due to an increase in risk-based assets during the year ended December 31, 2017. At December 31, 2017, most of our bank-level capital ratios had declined compared to December 31, 2016, primarily due to the $18.7 million dividend paid to the Company in the second quarter 2017 to fund stockholder dividends and debt servicing during 2017.

Asset Quality

The following table presents select asset quality data, including quarterly charged-off loans, recoveries and provision for loan losses as of the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
	(Dollars in thousands)
Originated nonaccrual loans	$3,932	$3,935	$3,332	$3,387	$3,345
Purchased credit impaired loans	1,622	809	1,290	1,715	1,902
Accruing loans past due 90 days or more (1)	-	-	-	-	-

Total nonperforming loans (NPLs)	$5,554	$4,744	$4,622	$5,102	$5,247
Other real estate owned and foreclosed assets	761	-	113	257	569

Total nonperforming assets (NPAs)	$6,315	$4,744	$4,735	$5,359	$5,816

Total classified assets	$28,330	$28,186	$29,188	$30,201	$33,443

Accruing loans past due 30-89 days (1)	$2,869	$9,129	$957	$3,858	$1,337

Charged-off loans	$(117)	$(970)	$(338)	$(125)	$(290)
Recoveries	183	248	82	45	150
Net (charge-offs) recoveries	$66	$(722)	$(256)	$(80)	$(140)

Provision for loan losses	$284	$497	$206	$5	$90

Allowance for loan losses	$23,250	$22,900	$23,125	$23,175	$23,250

Unaccreted loan discount (2)	$13,049	$11,654	$12,665	$13,896	$14,682

Selected ratios:
NPLs to loans, net of deferred fees and costs (3)	0.20%	0.18%	0.18%	0.20%	0.21%
NPAs to total assets	0.17%	0.14%	0.14%	0.16%	0.17%
Allowance for loan losses to NPLs	418.62%	482.72%	500.32%	454.23%	443.11%
Allowance for loan losses to loans, net of
deferred fees and costs (3)	0.83%	0.86%	0.90%	0.90%	0.92%
Loans 30-89 days past due to loans, net of
deferred fees and costs (3)	0.10%	0.34%	0.04%	0.15%	0.05%
Texas ratio (4)	1.53%	1.22%	1.26%	1.39%	1.55%
Classified asset ratio (5)	7.43%	7.57%	8.08%	8.24%	9.79%
________________________

(1) Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2) Related to loans acquired in the Home State and Castle Rock transactions.
(3) Loans, net of deferred fees and costs, exclude loans held for sale.
(4) Texas ratio defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.
(5) Classified asset ratio is defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

Asset Quality (continued)

The following tables summarize past due loans held for investment by class as of the dates indicated:

December 31, 2017	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$410	$-	$1,750	$2,160	$1,977,335
Construction	-	-	-	-	99,960
Commercial	1,663	-	2,079	3,742	523,330
Consumer	469	-	444	913	143,059
Other	327	-	1,281	1,608	61,979
Total	$2,869	$-	$5,554	$8,423	$2,805,663

December 31, 2016	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$1,258	$-	$2,835	$4,093	$1,768,381
Construction	-	-	-	-	88,449
Commercial	37	-	1,094	1,131	432,072
Consumer	42	-	201	243	125,261
Other	-	-	1,117	1,117	100,846
Total	$1,337	$-	$5,247	$6,584	$2,515,009

At December 31, 2017, nonperforming assets were $6.3 million, an increase of $1.6 million compared to September 30, 2017 and an increase of $0.5 million compared to December 31, 2016. As a result of the Castle Rock transaction, the Company acquired $1.6 million of nonperforming loans and $0.8 million of other real estate owned. At December 31, 2017, performing troubled debt restructurings were $18.1 million, compared to $11.0 million at September 30, 2017 and $25.1 million at December 31, 2016. The increase in performing troubled debt restructurings in the fourth quarter 2017, compared to the third quarter 2017, was due to the modification of a single commercial loan. The year-over-year decrease in performing troubled debt restructurings was primarily due to the payoff of a $9.4 million out-of-state loan syndication during the third quarter 2017, partially offset by the modification of a single commercial loan during the fourth quarter 2017. The increase in loans 30-89 days past due during the fourth quarter 2017, compared to the fourth quarter 2016, was mostly due to a single commercial loan relationship.

Net recoveries were $0.1 million during the fourth quarter 2017, compared to net charge-offs of $0.7 million during the third quarter 2017 and net charge-offs of $0.1 million in the fourth quarter 2016. During the fourth quarter 2017, the Bank recorded a $0.3 million provision for loan losses, compared to a $0.5 million provision in the third quarter 2017 and a $0.1 million provision in the fourth quarter 2016. The Bank considered recoveries, historical charge-offs, the level of nonperforming loans, loan growth and other factors when determining the adequacy of the allowance for loan losses and the resulting amount of loan loss provision to be recognized during the quarter.

Shares Outstanding

As of December 31, 2017, the Company had 29,222,264 shares of voting common stock outstanding, of which 434,149 shares were in the form of unvested stock awards.

Non-GAAP Financial Measures

The Company discloses certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, and operating earnings adjusted for merger-related expenses, OREO expenses, debt termination expense, impairments of long-lived assets, litigation-related settlements, securities gains and losses, net deferred tax asset write-downs and gains or losses on the sale or disposal of other assets. The Company also discloses the following GAAP profitability metrics alongside the operating earnings equivalent: return on average assets, return on average equity and earnings per share (diluted).

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP operating earnings to GAAP net income as of the dates indicated:

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,		December 31,
	2017	2017	2016	2017		2016

	(Dollars in thousands, except per share amounts)
Net income	$8,605	$10,054	$7,421	$38,624		$24,727
Expenses adjusted for:
Expenses (gains) related to other real
estate owned, net	-	(20)	4	174		31
Merger-related expenses	3,319	268	3,032	3,587		6,259
Impairment of long-lived assets	170	-	185	394		185
Litigation-related settlements	75	1,600	-	1,675		-
Income adjusted for:
(Gain) loss on sale of securities	(80)	86	(49)	6		73
(Gain) on sale of other assets	-	(2)	-	(259)		(14)
Pre-tax earnings adjustment	3,484	1,932	3,172	5,577		6,534
Tax effect of adjustments (1)	(1,180)	(679)	(1,148)	(1,921)		(2,248)
Net deferred tax assets write-down (2)	976	-	-	976		-
Tax effected operating earnings adjustment	3,280	1,253	2,024	4,632	-	4,286
Operating earnings	$11,885	$11,307	$9,445	$43,256		$29,013

Average assets	$3,603,552	$3,423,224	$3,336,143	$3,451,789		$2,668,035

Average equity	$397,500	$372,747	$351,251	$373,233		$264,474

Fully diluted average common
shares outstanding:	28,791,748	28,120,111	28,043,944	28,343,687		23,559,947

Earnings per common
share–diluted:	$0.30	$0.36	$0.26	$1.36		$1.05
Earnings per common
share–diluted - operating:	$0.41	$0.40	$0.34	$1.53		$1.23

ROAA (GAAP)	0.95%	1.17%	0.88%	1.12%		0.93%
ROAA - operating	1.31%	1.31%	1.13%	1.25%		1.09%

ROAE (GAAP)	8.59%	10.70%	8.41%	10.35%		9.35%
ROAE - operating	11.86%	12.03%	10.70%	11.59%		10.97%
________________
(1) Tax effect calculated using a combined federal and state marginal tax rate of 38.01%, adjusted for tax effect of nondeductible merger-related expenses.
(2) The net deferred tax assets write-down relates to the Tax Cuts and Jobs Act of 2017.

Non-GAAP Financial Measures (continued)

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
	(Dollars in thousands, except per share amounts)
Total stockholders' equity	$404,899	$375,152	$367,529	$358,838	$352,378
Less: Goodwill and other intangible assets	(79,547)	(69,752)	(70,424)	(71,072)	(71,721)
Tangible common equity	$325,352	$305,400	$297,105	$287,766	$280,657

Number of common shares outstanding	29,222,264	28,401,870	28,406,758	28,393,278	28,334,004

Book value per common share	$13.86	$13.21	$12.94	$12.64	$12.44
Tangible book value per common share	$11.13	$10.75	$10.46	$10.13	$9.91

Tangible Common Equity Ratio
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
	(Dollars in thousands)
Total stockholders' equity	$404,899	$375,152	$367,529	$358,838	$352,378
Less: Goodwill and other intangible assets	(79,547)	(69,752)	(70,424)	(71,072)	(71,721)
Tangible common equity	$325,352	$305,400	$297,105	$287,766	$280,657

Total assets	$3,698,890	$3,510,046	$3,403,852	$3,399,651	$3,366,427
Less: Goodwill and other intangible assets	(79,547)	(69,752)	(70,424)	(71,072)	(71,721)
Tangible assets	$3,619,343	$3,440,294	$3,333,428	$3,328,579	$3,294,706

Equity ratio - GAAP (total stockholders'
equity / total assets)	10.95%	10.69%	10.80%	10.56%	10.47%
Tangible common equity ratio (tangible
common equity / tangible assets)	8.99%	8.88%	8.91%	8.65%	8.52%

About Guaranty Bancorp

Guaranty Bancorp is a $3.7 billion financial services company that operates as the bank holding company for Guaranty Bank and Trust Company, a premier Colorado community bank. The Bank provides comprehensive financial solutions to consumers and small to medium-sized businesses that value local and personalized service. In addition to loans and depository services, the Bank also offers wealth management solutions, including trust and investment management services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support the Company’s operations; general economic and business conditions in those areas in which the Company operates, including the impact of global and national economic conditions on our local economy; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums and the effects of the Tax Cuts and Jobs Act of 2017; changes in accounting policies and practices; changes in business strategy or development plans; failure or inability to complete mergers or other corporate transactions; failure or inability to realize fully the expected benefits of mergers or other corporate transactions; difficulty retaining key employees; the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; failure to recognize expected cost savings; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; changes in oil and natural gas prices; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in any forward-looking statement can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and, except as may otherwise be required by law, the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,	September 30,	December 31,
	2017	2017	2016
	(In thousands)
Assets
Cash and due from banks	$51,553	$64,388	$50,111

Time deposits with banks	254	254	254

Securities available for sale, at fair value	329,977	298,483	324,228
Securities held to maturity	259,916	258,541	243,979
Bank stocks, at cost	24,419	19,435	22,649
Total investments	614,312	576,459	590,856

Loans held for sale	1,725	314	4,129

Loans, held for investment, net of deferred fees and costs	2,805,663	2,661,552	2,515,009
Less allowance for loan losses	(23,250)	(22,900)	(23,250)
Net loans, held for investment	2,782,413	2,638,652	2,491,759

Premises and equipment, net	65,874	63,280	67,390
Other real estate owned and foreclosed assets	761	-	569
Goodwill	65,106	56,404	56,404
Other intangible assets, net	14,441	13,348	15,317
Bank owned life insurance	78,573	74,625	65,538
Other assets	23,878	22,322	24,100
Total assets	$3,698,890	$3,510,046	$3,366,427

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$939,550	$924,361	$916,632
Interest-bearing demand and NOW	813,882	866,309	767,523
Money market	527,621	502,400	484,664
Savings	201,687	183,366	164,478
Time	458,887	421,624	365,787
Total deposits	2,941,627	2,898,060	2,699,084

Securities sold under agreement to repurchase	44,746	37,943	36,948
Federal Home Loan Bank line of credit borrowing	157,444	51,182	124,691
Federal Home Loan Bank term notes	70,000	70,000	72,477
Subordinated debentures, net	65,065	65,044	64,981
Interest payable and other liabilities	15,109	12,665	15,868
Total liabilities	3,293,991	3,134,894	3,014,049

Stockholders’ equity:
Common stock and additional paid-in capital - common stock	859,541	834,370	832,098
Accumulated deficit	(343,383)	(348,392)	(367,944)
Accumulated other comprehensive loss	(4,694)	(4,791)	(6,726)
Treasury stock	(106,565)	(106,035)	(105,050)
Total stockholders’ equity	404,899	375,152	352,378
Total liabilities and stockholders’ equity	$3,698,890	$3,510,046	$3,366,427

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

	(In thousands, except share and per share data)
Interest income:
Loans, including costs and fees	$31,404	$27,043	$118,674	$87,249
Investment securities:
Taxable	2,372	2,171	9,264	7,625
Tax-exempt	1,220	1,224	4,933	3,683
Dividends	279	234	1,290	1,063
Federal funds sold and other	65	128	141	233
Total interest income	35,340	30,800	134,302	99,853
Interest expense:
Deposits	2,082	1,560	7,344	4,859
Securities sold under agreement to repurchase	23	21	71	52
Borrowings	569	557	2,648	2,549
Subordinated debentures	872	840	3,440	2,005
Total interest expense	3,546	2,978	13,503	9,465
Net interest income	31,794	27,822	120,799	90,388
Provision for loan losses	284	90	992	143
Net interest income, after provision for loan losses	31,510	27,732	119,807	90,245
Noninterest income:
Deposit service and other fees	3,546	3,405	13,951	10,447
Investment management and trust	1,523	1,563	6,005	5,452
Increase in cash surrender value of life insurance	675	607	2,559	2,005
Gain (loss) on sale of securities	80	49	(6)	(73)
Gain on sale of SBA loans	285	401	1,256	873
Other	461	207	1,679	553
Total noninterest income	6,570	6,232	25,444	19,257
Noninterest expense:
Salaries and employee benefits	11,853	12,654	46,762	40,946
Occupancy expense	1,724	1,834	6,664	5,887
Furniture and equipment	1,004	789	3,898	3,070
Amortization of intangible assets	776	689	2,745	1,557
Other real estate owned, net	-	4	174	31
Insurance and assessments	671	496	2,666	2,314
Professional fees	974	914	4,129	3,639
Impairment of long-lived assets	170	185	394	185
Other general and administrative	6,784	5,672	19,363	15,158
Total noninterest expense	23,956	23,237	86,795	72,787
Income before income taxes	14,124	10,727	58,456	36,715
Income tax expense	5,519	3,306	19,832	11,988
Net income	$8,605	$7,421	$38,624	$24,727

Earnings per common share–basic:	$0.30	$0.27	$1.38	$1.06
Earnings per common share–diluted:	0.30	0.26	1.36	1.05
Dividend declared per common share:	$0.13	$0.12	$0.50	$0.46

Weighted average common shares outstanding-basic:	28,519,382	27,784,996	28,056,588	23,267,108
Weighted average common shares outstanding-diluted:	28,791,748	28,043,944	28,343,687	23,559,947